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EXHIBIT 10.4

                              EMPLOYMENT AGREEMENT

        This Employment Agreement made and entered into as of the 7th day of May, 2004, by and between JAMES RIVER COAL COMPANY, a Virginia corporation (the "Company"), and PETER T. SOCHA, an individual resident of the Commonwealth of Virginia (the "Executive"), the terms and conditions of which are as follows:

SECTION 1. TERM OF EMPLOYMENT

        (a) The Company shall employ Executive as President and Chief Executive Officer during the term of his employment, subject to the terms and conditions set forth in this Employment Agreement, and Executive hereby accepts such employment.

        (b) Subject to the terms and conditions set forth in this Employment Agreement, Executive's employment shall be for a three-year term (the "Term") beginning on May 7, 2004 (the "Effective Date") and ending on May 6, 2007. Beginning on May 7, 2005 and on each May 7 thereafter, the Term may, by mutual agreement of Executive and the Company, be extended by an additional one-year period such that the remaining Term will then be three years. If the Term is not extended on any May 7 renewal date by mutual agreement of the parties, the Term shall terminate upon the expiration of the remaining Term .

SECTION 2. POSITION AND DUTIES AND RESPONSIBILITIES

        (a) POSITION. Executive shall be the President and Chief Executive Officer of the Company. During the Term, the Company will cause Executive to be nominated to the Board of Directors of the Company ("Board") and shall recommend to the shareholders Executive's election to the Board.

        (b) DUTIES AND RESPONSIBILITIES. Executive's duties and responsibilities shall be those normally associated with Executive's position as President and Chief Executive Officer, plus any additional duties and responsibilities that the Board from time to time may assign orally or in writing to Executive. Executive shall report to the Board and shall have such powers as may be delegated to him by such Board. Executive shall undertake to perform all Executive's duties and responsibilities for the Company in good faith and on a full-time basis and shall at all times act in the course of Executive's employment under this Employment Agreement in the best interest of the Company, provided that Executive may serve on corporate, civic, educational or charitable boards or committees.

SECTION 3. COMPENSATION AND BENEFITS

        (a) BASE SALARY. Executive's initial base salary shall be Three Hundred Seventy-Five Thousand Dollars ($375,000) per year ("Base Salary"), which Base Salary shall be payable in accordance with the Company's standard payroll practices and policies for executive officers and shall be subject to such withholdings as required by law or as otherwise permissible under such practices or policies. The Base Salary shall be subject to periodic increases (but not decreases) as determined by the Board.

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        (b)     ANNUAL BONUS AND OTHER INCENTIVE COMPENSATION. During the Term,
Executive shall be eligible to receive an annual bonus based upon achieving targeted financial objectives, in accordance with the annual bonus plan established by the Board. Executive shall also be eligible to participate in such other annual bonus and incentive compensation programs as the Board shall make available to executive officers.

        (c) EMPLOYEE BENEFIT PLANS. Executive shall be entitled to participate in the employee benefit plans, programs and policies (including health, life, disability, dental and retirement plans) maintained by the Company that cover executive officers in accordance with the terms and conditions of such plans, programs and policies as in effect from time to time.

        (d) STOCK OPTION AND RESTRICTED STOCK GRANTS. Executive will be granted (i) on May 7, 2004, a Stock Option to purchase 75,000 shares of the Company's Common Stock at $21.60 per share and vesting 20% per year commencing one year after the grant date; and (ii) on May 7, 2004, 150,000 shares (103,125 shares Time Vested and 46,875 shares Performance Vested) of Restricted Stock. Upon a change in control of the Company (as defined in the Company's Equity Incentive Plan), the Stock Option shall become fully vested and immediately exercisable and the shares of Restricted Stock shall become fully vested. The other terms and conditions of the Stock Option and the Restricted Stock shall be established by the Compensation Committee of the Board consistent with the terms of the Company's Equity Incentive Plan.

        (e) VACATION. Executive shall be entitled to two weeks of vacation during each successive one year period in the Term (or such greater amount as may be provided under Company policy), which vacation time shall be taken at such time or times in each such one year period so as not to materially and adversely interfere with the business of the Company.

        (f) BUSINESS EXPENSES. Executive shall have the right to be promptly reimbursed for Executive's reasonable and appropriate business expenses which Executive incurs in connection with the performance of Executive's duties and responsibilities under this Employment Agreement in accordance with the Company's expense reimbursement policies and procedures for its executive officers.

        (g) DIRECTORS' AND OFFICERS' INSURANCE. Effective as of the Effective Date, the Company shall take all reasonable steps to ensure that Executive has been provided with adequate coverage under a directors' and officers' liability insurance policy.

        (h) CONFIRMATION BONUS. On or about the Effective Date, Executive will be paid a bonus in the amount of Six Hundred Thousand Dollars ($600,000), subject to withholding of all applicable taxes, relating to the successful emergence of the Company from bankruptcy.

SECTION 4. TERMINATION OF EMPLOYMENT

        (a) TERMINATION BY THE COMPANY OTHER THAN FOR CAUSE OR DISABILITY OR BY EXECUTIVE FOR GOOD REASON.

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                (1)     The Company shall have the right to terminate
        Executive's employment at any time, and Executive shall have the right to resign at any time.

                (2) If the Company terminates Executive's employment other than for Cause, death or Disability or if Executive resigns for Good Reason, the Company shall (in lieu of any severance benefits under any Company severance program) pay or provide to Executive the following:

                        (i) Executive will continue to receive his Base Salary as then in effect through his Date of Termination and shall also receive a lump sum payment equal to the greater of:
                (a) Base Salary for the remaining Term of the Employment Agreement, or (b) Base Salary for twelve (12) months, to be paid not later than 10 days after Executive's Date of Termination. The lump sum payment under this subsection (i) shall not alter the amounts Executive is entitled to receive under the benefit plans described in subsection (iii) below. Benefits under such plans shall be determined as if Executive had continued to receive his Base Salary over the applicable severance period.

                        (ii) Executive shall be entitled to a prorata bonus payment from the Company for the year of termination equal to Executive's bonus for such year (assuming Executive earned a bonus at the Target Award level) multiplied by a fraction, the numerator of which is the number of days Executive was employed during the year and the denominator of which is 365.

                        (iii) The group health care (including any executive medical plan) and group term life insurance benefits coverages provided to Executive at his Date of Termination shall be continued at the same level as for active executives and in the same manner as if his employment under this Agreement had not terminated, beginning on the Date of Termination and continuing for the greater of the period in subsection (i)(a) or (i)(b) above. Any additional coverages Executive had at termination, including dependent coverage, will also be continued for such period on the same terms, to the extent permitted by the applicable policies or contracts. Any costs Executive was paying for such coverages at the time of termination shall be paid by Executive by separate check payable to the Company each month in advance. If the terms of any benefit plan referred to in this subsection (iii), or the laws applicable to such plan do not permit continued participation by Executive, then the Company will arrange for other coverage(s) satisfactory to Executive at the Company's expense which provides substantially similar benefits or, at Executive's election, will pay Executive a lump sum amount equal to the costs of such coverage(s) for the applicable severance period.

                        For purposes of any individual executive life insurance
                policy (or policies) maintained by the Company for Executive, the Company shall

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                continue to pay the premiums for such policy or policies during such severance period.

                        (iv) Executive will become fully vested in any amounts credited under a deferred compensation plan in which Executive participates and Executive's benefits under such plan will be paid within ten (10) days of his Date of Termination. Executive will be entitled to receive his accrued vacation pay.

                        (v) Except as expressly provided herein, all other fringe benefits provided to Executive as an active employee of the Company (e.g., long-term disability, AD&D, etc.), shall cease on his Date of Termination (except to the extent Executive has already qualified for benefits under any such program), provided that any conversion or extension rights applicable to such benefits shall be made available to Executive at his Date of Termination or when such coverages otherwise cease.

                (3) If the Company terminates Executive's employment other than for Cause, death or Disability or if Executive resigns for Good Reason, Executive shall become immediately fully vested in (i) all Restricted Stock previously granted to Executive, (ii) all Stock Options previously granted to Executive, in which event all such Stock Options shall become immediately fully exercisable by Executive and shall remain exercisable for 12 months after Executive's date of termination or such longer exercise period as specified in such options, and (iii) any other equity awards received by Executive.

        (b) TERMINATION BY THE COMPANY FOR CAUSE OF BY EXECUTIVE OTHER THAN FOR GOOD REASON.

                (1) The Company shall have the right to terminate Executive's employment at any time for Cause, and Executive shall have the right to resign at any time other than for Good Reason.

                (2) If the Company terminates Executive's employment for Cause or Executive resigns other than for Good Reason, the Company's only obligation to Executive under this Employment Agreement shall be to pay Executive's earned but unpaid Base Salary then in effect under
        Section 3(a), if any, up to Executive's Date of Termination and unpaid accrued vacation pay.

        (c) CAUSE. The term "Cause as used in this Employment Agreement shall mean a termination of Executive for any of the following reasons:

                (1) Executive's willful and continued breach of his duties after written demand for performance has been made (other than any such failure resulting from incapacity due to physical or mental illness, and specifically excluding any failure by Executive, after reasonable efforts, to meet performance expectations),


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                (2)     Executive's willfully engaging in illegal conduct or
        gross misconduct that is demonstrably injurious to the Company, or

                (3) Executive's conviction of a felony or other crime involving moral turpitude.

        With respect to clauses (1) and (2) above, Executive shall not be deemed to have been involuntarily terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board (after reasonable notice to Executive and an opportunity for him, together with his counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, Executive was guilty of conduct set forth above in clauses (1) or (2) and specifying the particulars thereof in detail. For purposes of this Agreement, no act or failure to act by Executive shall be deemed to be "willful" unless done or omitted to be done by Executive not in good faith and without reasonable belief that Executive's action or omission was in the best interests of the Company.

        (d) GOOD REASON. The term "Good Reason" means the occurrence (without Executive's express written consent) of any one of the following acts by the Company, or failures by the Company to act, unless, in the case of any act or failure to act described below, such act or failure to act is corrected prior to the Date of Termination specified in the notice of termination given in respect thereof:

                (1) a material reduction in Executive's position, authority, duties or responsibilities,

                (2)     a reduction in Executive's Base Salary or target bonus,

                (3) the failure by the Company to maintain a benefit program (or to provide a substitute benefit program) that is material to Executive's overall compensation,

                (4) the relocation of Executive's office or the Company's headquarters from the Eastern Virginia area,

                (5) the failure to require a successor to honor this Agreement, or

                (6) the Company's material breach of any other provision of this Agreement.

        Executive's right to terminate the Executive's employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness, except for a Disability as defined in subsection (e) below.

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        (e)     TERMINATION FOR DISABILITY OR DEATH.

                (1) The Company shall have the right to terminate Executive's employment on or after the date Executive incurs a Disability, and Executive's employment shall terminate at Executive's death.

                (2) If Executive's employment terminates under this Section 4(e), the Company's only obligation under this Employment Agreement shall be to pay Executive, or, if Executive dies, Executive's estate, any earned but unpaid Base Salary then in effect under Section 3(a), through Executive's Date of Termination, provided that Executive shall have such rights under the Company's benefit plans as are provided in such plans.

        The term "Disability" as used in this Employment Agreement shall have the meaning ascribed to such term in the Company's long-term disability plan covering the Executive, or in the absence of such plan, a meaning consistent with Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the "Code"). The existence of a Disability shall be determined by the Board in good faith.

        (f) BENEFITS AT TERMINATION OF EMPLOYMENT. Upon Executive's termination of employment, Executive shall have the right to receive any benefits payable under the Company's employee benefit plans, programs and policies which Executive otherwise has a nonforfeitable right to receive under the terms of such plans, programs and policies (other than severance benefits) independent of Executive's rights under this Employment Agreement, without regard to the reason for such termination of employment.

        (g) DATE OF TERMINATION. Executive's Date of Termination shall be the date specified in the notice of termination (which, unless otherwise required by this Agreement, may be immediate) as the date upon which Executive's employment with the Company is to cease. In the case of termination by Executive for Good Reason, the Date of Termination shall not be less than thirty (30) days nor more than sixty (60) days from the date the notice of termination is given.

SECTION 5. COVENANTS BY EXECUTIVE.

        (a)     THE COMPANY'S PROPERTY.

                (1) Upon the termination of Executive's employment for any reason or, if earlier, upon the Company's request, Executive shall promptly return all "Property" which had been entrusted or made available to Executive by the Company.

                (2) The term "Property" means all records, files, memoranda, reports, price lists, customer lists, drawings, plans, sketches, keys, codes, computer hardware and software and other property of any kind or description prepared, used or possessed by Executive during Executive's employment by the Company and, if applicable, any of its affiliates (and any duplicates of any such property)

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        together with any and all information, ideas, concepts, discoveries, and inventions and the like conceived, made, developed or acquired at any time by Executive individually or, with others during Executive's employment which relate to the Company business, products or services.

        (b)     TRADE SECRETS.

                (1) Executive agrees that Executive will hold in a fiduciary capacity for the benefit of the Company, and any of its affiliates, and will not directly or indirectly use or disclose, any "Trade Secret" that Executive may have acquired during the term of Executive's employment by the Company or any of its affiliates for so long as such information remains a Trade Secret.

                (2) The term "Trade Secret" means information, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers that (a) derives economic value, actual or potential, from not being generally know to, and not being generally readily ascertainable by proper means by other person who can obtain economic value from its disclosure or use and (b) is the subject of reasonable efforts by the Company and any of its affiliates to maintain its secrecy.

                (3) This Section 5(b) and Section 5(c) are intended to provide rights to the Company which are in addition to, and not in lieu of, those rights the Company has under the common law or applicable statutes for the protection of Trade Secrets.

        (c)     CONFIDENTIAL INFORMATION.

                (1) Executive, while employed under this Employment Agreement and thereafter during the "Restricted Period", shall hold in a fiduciary capacity for the benefit of the Company and any of its affiliates, and shall not directly or indirectly use or disclose, any "Confidential Information" that Executive may have acquired (whether or not developed or compiled by Executive and whether or not Executive is authorized to have access to such information) during the term of, and in the course of, or as a result of Executive's employment by the Company or any of its affiliates.

                (2) The term "Confidential Information" means any secret, confidential or proprietary information possessed by the Company or any of its affiliates relating to their business, including, without limitation, trade secrets, customer lists, details of client or consultant contracts, current and anticipated customer requirements, pricing policies, price lists, market studies, business plans, operational methods, marketing plans or strategies, legal advice and communications with the Company's counsel, product development techniques or flaws, computer software programs (including object code and source code), data

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        and documentation data, base technologies, systems, structures and architectures, inventions and ideas, past current and planned research and development, compilations, devices, methods, techniques, processes, financial information and data, business acquisition plans and new personal acquisition plans (not otherwise included in the definition of a Trade Secret under this Employment Agreement) that has not become generally available to the public by the act of one who has the right to disclose such information without violating any right of the Company or any of its affiliates. Confidential Information may include, but not be limited to, future business plans, licensing strategies, advertising campaigns, information regarding customers, executives and independent contractors and the terms and conditions of this Employment Agreement.

        (d) RESTRICTED PERIOD. The term "Restricted Period" as used in the Employment Agreement shall mean the one-year period which starts on the date Executive's employment terminates with the Company, without regard to whether such termination comes before or after the end of the Term.

        (e) NONSOLICITATION OF EMPLOYEES. Executive (i) while employed under this Employment Agreement shall not, either directly or indirectly, call on, solicit or attempt to induce any other officer, employee or independent contractor of the Company or any of its affiliates to terminate his or her employment with the Company or any of its affiliates and shall not assist any other person or entity in such a solicitation (regardless of whether any such officer, employee or independent contractor would commit a breach of contract by terminating his employment), and (ii) during the Restricted Period, shall not, either directly or indirectly, call on, solicit or attempt to induce any other officer, employee or independent contractor of the Company or any of its affiliates with whom Executive had contact, knowledge of, or association in the course of Executive's employment with the Company or any of its affiliates as the case may be, during the twelve month period immediately preceding the beginning of the Restricted Period, to terminate his employment with the Company or any of its affiliates and shall not assist any other person or entity in such a solicitation (regardless of whether any such officer, employee or independent contractor would commit a breach of contract by terminating his employment).

        (f) REASONABLE AND CONTINUING OBLIGATIONS. Executive agrees that Executive's obligations under this section 5 are obligations which will continue beyond the date Executive's employment terminates and that such obligations are reasonable and necessary to protect the Company's legitimate business interests. The Company in addition shall have the right to take such other action as the Company deems necessary or appropriate to compel compliance with the provisions of this Section 5.

        (g) REMEDY FOR BREACH. Executive agrees that the remedies at law of the Company for any actual or threatened breach by Executive of the covenants in this Section 5 would be inadequate and that the Company shall be entitled to seek specific performance of the covenants in this Section 5, including entry of an ex- parte , temporary restraining order in state or federal court, preliminary and permanent injunctive relief against activities in violation of this Section 5, or both, or other

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appropriate judicial remedy, writ or order, in addition to any damages and legal expenses which the Company may be legally entitled to recover. Executive acknowledges and agrees that the covenants in this Section 5 shall be construed as agreements independent of any other provision of this or any other agreement between the Company and Executive, and that the existence of any claim or cause of action by Executive against the Company, whether predicated upon this Employment Agreement or any other agreement, shall not constitute a defense to the enforcement by the Company of such covenants.

SECTION 6. MISCELLANEOUS

        (a) NOTICES. Notices and all other communications shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail. Notices to the Company shall be sent to: James River Coal Company, 901 East Byrd Street, Suite 1600, Richmond, Virginia 23219. Attention: Corporate Secretary. Notices and communications to Executive shall be sent to the address Executive most recently provided to the Company.

        (b) NO WAIVER. Except for the notice described in Section 6(a), no failure by either the Company or Executive at any time to give notice of any breach by the other of, or to require compliance with, any condition or provision of this Employment Agreement shall be deemed a waiver of any provisions or conditions of this Employment Agreement.

        (c) VIRGINIA LAW. This Employment Agreement shall be governed by Virginia law without reference to the choice of law principles thereof.

        (d) ASSIGNMENT. This Employment Agreement shall be binding upon and inure to the benefit of the Company and any successor to all or substantially all of the business or assets of the Company. The Company may assign this Employment Agreement to any affiliate or successor, and no such assignment shall be treated as a termination of Executive's employment under this Employment Agreement. Executive's rights and obligations under this Employment Agreement are personal and shall not be assigned or transferred.

        (e) OTHER AGREEMENTS. This Employment Agreement replaces and merges any and all previous agreements and understandings regarding all the terms and conditions of Executive's employment relationship with the Company, and this Employment Agreement constitutes the entire agreement between the Company and Executive with respect to such terms and conditions, except for rights under other agreements referred to in this Agreement.

        (f) AMENDMENT. No amendment to this Employment Agreement shall be effective unless it is in writing and signed by the Company and by Executive.

        (g) INVALIDITY. If any part of this Employment Agreement is held by a court of competent jurisdiction to be invalid or otherwise unenforceable, the remaining part shall be unaffected and shall continue in full force and effect, and the invalid or

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otherwise unenforceable part shall be deemed not to be part of this Employment
Agreement.

        (h)     DISPUTES; LEGAL FEES; INDEMNIFICATION.

                        (i) DISPUTES - All claims by Executive for compensation and benefits under this Agreement shall be in writing and shall be directed to and be determined by the Board. Any denial by the Board of a claim for benefits under this Agreement shall be provided in writing to Executive within 30 days of such decision and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to Executive for a review of its decision denying a claim and shall further allow Executive to appeal in writing to the Board a decision of the Board within sixty (60) days after notification by the Board that Executive's claim has been denied. To the extent permitted by applicable law, any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Richmond, Virginia, in accordance with the commercial arbitration rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

                        (ii) LEGAL FEES - If Executive terminates his employment for Good Reason or if the Company involuntarily terminates Executive without Cause, then, in the event Executive incurs legal fees and other expenses in seeking to obtain or to enforce any rights or benefits provided by this Agreement and is successful, in whole or in any significant part, in obtaining or enforcing any such rights or benefits through settlement, mediation, arbitration or otherwise, the Company shall promptly pay Executive's reasonable legal fees and expenses and related costs incurred in enforcing this Agreement including, without limitation, attorneys fees and expenses, experts fees and expenses, investigative fees, and travel expenses. Except to the extent provided in the preceding sentence, each party shall pay its own legal fees and other expenses associated with any dispute under this Agreement.

                        (iii) INDEMNIFICATION. During the Term of this Agreement and after Executive's termination, the Company shall indemnify Executive and hold Executive harmless from and against any claim, loss or cause of action arising from or out of Executive's performance as an officer, director or employee of the Company or any of its subsidiaries or other affiliates or in any other capacity, including any fiduciary capacity, in which Executive serves at the Company's request, in each case to the maximum extent permitted by law and under the Company's Articles of Incorporation and By-Laws (the "Governing Documents"), provided that in no event shall the protection afforded to Executive hereunder be less

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                than that afforded under the Governing Documents as in effect on the date of this Agreement except for changes mandated by law.

        IN WITNESS WHEREOF, the Company and Executive have executed this Employment Agreement as of the date first above written to be effective on the Effective Date.

                                           JAMES RIVER COAL COMPANY


                                           By: /s/ Paul H. Vining
                                               --------------------------------
                                               Name: Paul H. Vining
                                               Title: Chairman of the
                                                      Compensation Committee


                                           EXECUTIVE


                                           /s/ Peter T. Socha
                                           ------------------
                                           PETER T. SOCHA






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